Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-216010 on Form S-8 and Registration Statement Nos. 333-216011 and 333-216013 on Form S-3 of Tellurian Inc. of our report dated March 15, 2017 related to the consolidated financial statements of Tellurian Investments Inc. and its subsidiaries as of and for the year ending December 31, 2016 appearing in this Current Report on Form 8-K/A of Tellurian Inc.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 15, 2017